Exhibit 10.42

PRIVILEGED AND CONFIDENTIAL

MONITORING AND REPORTING AGREEMENT

This MONITORING AND REPORTING AGREEMENT, dated as of March 31, 2010 (this “Agreement”) is entered into by and among National Benefit Life Insurance Company, a New York life insurance company (“NBLIC”) and American Health and Life Insurance Company, a Texas life insurance company (“AHL”).

WHEREAS, as of the date hereof, NBLIC and AHL have entered into certain agreements, including that certain 90% Coinsurance Agreement (the “Coinsurance Agreement”);

WHEREAS, pursuant to such Coinsurance Agreement, NBLIC, as the ceding company, has agreed to cede to AHL, and AHL, as the reinsurer, has agreed to assume from NBLIC, certain liabilities relating to the term life insurance policies being reinsured thereunder;

WHEREAS, the parties hereto recognize that, as an 90% quota share reinsurer, AHL has a substantial economic stake in the management and administration of the Reinsured Policies and Covered Liabilities (as such terms are defined in the Coinsurance Agreement); and

WHEREAS, the parties agree that NBLIC should have flexibility with respect to the management, administration and financial performance of the Reinsured Policies and Covered Liabilities in accordance with the Coinsurance Agreement;

WHEREAS, the parties have nevertheless agreed that AHL shall have the right to monitor the management, administration and financial performance of the Reinsured Policies in accordance with this Agreement;

NOW THEREFORE, in consideration of the respective covenants, agreements, representations and warranties of the parties herein contained in the Coinsurance Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties agree as follows:

ARTICLE I

MONITOR

Section 1.1    For so long as Citigroup Inc. or any of its affiliates (“Citigroup”) remains the ultimate controlling company of AHL, NBLIC shall allow AHL and any reasonable number of counsel, financial advisors, accountants, actuaries and other representatives of AHL, reasonable access, upon reasonable advance notice and during normal business hours to the facilities, documents, information, auditors, actuaries, outside advisors and relevant personnel of NBLIC, or any party providing administrative services to NBLIC, related to the management, administration and financial performance of the Reinsured Policies and Covered Liabilities. Such individual (or individuals) representing AHL shall be referred to herein as a “Monitor”. AHL shall ensure that a Monitor, in performing his or her duties, shall not disrupt the normal operations of NBLIC in any material respect. Notwithstanding the foregoing or any other provision of this Agreement, NBLIC shall not be obligated to provide such access to any facilities, documents, information, auditors, actuaries, outside advisors and relevant personnel of

NBLIC or any party providing administrative services to NBLIC to the extent that doing so would violate applicable law or jeopardize the protection of an attorney-client privilege; provided that, in either circumstance, the parties will cooperate in good faith to determine a manner in which information can be shared so as to not violate applicable law or jeopardize the protection of an attorney-client privilege, as applicable.

Section 1.2    All costs and expenses associated with the Monitor or the activities of the Monitor shall be borne by AHL; provided, however, AHL shall only reimburse NBLIC for any reasonable out-of-pocket costs that NBLIC incurs in providing assistance to the Monitor in connection with this Agreement. NBLIC will provide AHL with an invoice for any reimbursable costs within 20 days following the end of the month in which the costs are incurred. The invoice will be in a form mutually agreeable to AHL and NBLIC. Any amounts due NBLIC must be paid by AHL within 30 days following AHL’s receipt of NBLIC’s invoice.

Section 1.3    Subject to the provisions of Section 2.1, NBLIC shall use reasonable best efforts to assist and cooperate with the Monitor in providing access to the relevant experience data, books, records, documents, information and relevant personnel of NBLIC or any party providing administrative services to NBLIC related to the Reinsured Policies and Covered Liabilities.

ARTICLE II

ACCESS

Section 2.1    In no event shall any Monitor have access to any portion of NBLIC’s Network; provided, however, this Section 2.1 shall not be construed in any way whatsoever to (i) supersede the rights of the parties pursuant to the access to books and records provisions contained within Article XII of each of the Coinsurance Agreement or (ii) limit the Monitor’s access in any way whatsoever to the data in the Network. “Network” shall mean NBLIC’s information technology systems (or such systems of a third party operated on behalf of NBLIC), including all data they contain and all computer software and hardware related to the Reinsured Policies and Covered Liabilities.

Section 2.2    When a Monitor is at NBLIC’s facilities, he or she shall comply with all generally applicable policies, procedures and regulations of NBLIC, to the extent that such polices, procedures and regulations have been disclosed to AHL or such Monitor.

Section 2.3    When any Monitor enters or is within NBLIC’s premises, such Monitor must establish his or her identity to the satisfaction of security personnel and comply with all security directions given by them, including directions to display any identification cards provided by NBLIC.

ARTICLE III

FINANCIAL AND MONITORING REPORTS

Section 3.1    For so long as Citigroup remains the ultimate controlling company of NBLIC and AHL, NBLIC will provide AHL with an accurate and complete copy of the Monthly

Account Balance Report (as defined in the Coinsurance Agreement) no later than the third (3rd) business day following the last calendar day of each month, and such other information as may be necessary, in order for each party hereto to record the monthly financial results of the Coinsurance Agreement within the same financial reporting period.

Section 3.2    For so long as Citigroup remains the ultimate controlling company of AHL, within twenty (20) business days after the end of each calendar month NBLIC shall provide AHL with the reports specified on Schedule A attached hereto, in each case in such format as utilized by NBLIC at such time.

Section 3.3    For so long as Citigroup remains the ultimate controlling company of AHL, within twenty (20) business days after the end of each calendar quarter, NBLIC shall provide AHL accurate and complete copies of the following: (i) the Quarterly Lapse Report and (ii) the Quarterly Mortality Report in each case in such format as utilized by NBLIC at such time.

Section 3.4    For so long as Citigroup remains the ultimate controlling company of AHL, in addition to the reports described in Sections 3.1, 3.2 and 3.3 hereto, the parties hereto agree that NBLIC shall provide AHL copies of any other reports that are produced by NBLIC or may reasonably be produced by NBLIC relating to the Reinsured Policies and/or Covered Liabilities which AHL, in its reasonable discretion, determines are reasonably necessary for its review.

ARTICLE IV

CONFIDENTIALITY

Section 4.1    In performing its monitoring rights under this Agreement, AHL will comply (and will cause all Monitors to comply) with the terms and conditions of Section 22.10 of the Coinsurance Agreement regarding Confidential Information (as defined therein).

ARTICLE V

TERMINATION

Section 5.1    This Agreement shall remain in effect until the earlier to occur of (i) the termination of the Coinsurance Agreement, or (ii) Citigroup no longer being the ultimate controlling company of AHL.

ARTICLE VI

MISCELLANEOUS

Section 6.1    AHL shall indemnify and hold NBLIC, its affiliates and their directors, officers, employees and successors (the “NBLIC Indemnified Party”) harmless against any damages, costs and out-of-pocket expenses (including reasonable attorneys’ fees) arising from or in connection with (a) AHL’s or any Monitor’s breach of its confidentiality obligations hereunder, (b) AHL’s or any Monitor’s violation of applicable law in connection with this Agreement, or the information or access provided pursuant to this Agreement, (c) any negligent or intentional misconduct of AHL or any Monitor in connection with any monitoring permitted or access provided under this Agreement or (d) injury to or death of any person, or loss of or damage to tangible property, to the extent caused by the AHL or any Monitor.

Section 6.2    This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Agreement may not be assigned by the parties hereto without the requirement of the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.3    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law principles thereof.

Section 6.4    This Agreement may not be amended without the prior written consent of all parties hereto. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

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This MONITORING AND REPORTING AGREEMENT is executed by the parties duly authorized officers on the dates indicated below with an effective date of March 31, 2010.

AMERICAN HEALTH AND LIFE INSURANCE COMPANY

By:	/s/ Dava S. Carson
	Name:	Dava S. Carson
	Title:	President and CEO

NATIONAL BENEFIT LIFE INSURANCE COMPANY

By:	/s/ Larry Warren
	Name:	Larry Warren
	Title:	EVP and Chief Actuary